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                                                                     Exhibit 3.3




            CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION
                     OF AMERICAN BUSINESS INFORMATION, INC.

     American Business Information, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:

     FIRST: The Board of Directors of the Company, at a meeting duly called and held in accordance with the Bylaws of the Company and Section 141 of the Delaware General Corporation Law, as amended, duly adopted resolutions proposing and declaring advisable the amendment to the Certificate of Incorporation of the Company as set forth below.

     SECOND: That Article IV of the Company's Certificate of Incorporation, as amended to date, is hereby amended in its entirety to read as follows:

"Article IV.   AUTHORIZED STOCK.

     A. The total number of shares of all classes of capital stock which the corporation shall have authority to issue is three hundred million (300,000,000) shares which shall be divided into three classes as follows:

         (i) Two Hundred Twenty Million (220,000,000) shares of Class A Common Stock of the par value of one fourth of one cent ($0.0025) per share;

         (ii) Seventy-Five million (75,000,000) shares of Class B Common Stock of the par value of one fourth of one cent ($0.0025) per share; and

         (iii) Five Million (5,000,000) shares of Preferred Stock with a par value of one fourth of one cent ($0.0025) per share.

     Upon this Certificate of Amendment of Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), and without any further action on the part of the Corporation or its stockholders, each share of the Corporation's Common Stock, one fourth of one cent ($0.0025) par value, then issued (including shares held in the treasury of the Corporation), shall be automatically reclassified, changed and converted into one (1) fully paid and non-assessable share of Class B Common Stock, one fourth of one cent ($0.0025) par value. Any stock certificate which, immediately prior to the Effective Time, represents shares of Common Stock, one fourth of one cent ($0.0025) par value, will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of Class B Common Stock equal to the number of shares of Common Stock represented by such certificate prior to the Effective Time. As soon as practicable after the Effective Time, the corporation's transfer agent shall mail a transmittal letter to each record holder who then holds shares of Class B Common Stock, informing such persons of this reclassification with appropriate instructions on exchanging certificates representing such shares and other relevant matters. The Class A Common Stock and Class B Common Stock are hereinafter collectively referred to as the "Common Stock."

     The rights, preferences, privileges, restrictions and limitations pertaining to the Common Stock, subject to applicable law, are set forth in Section B of this Article IV. The rights, preferences,



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privileges, restrictions and limitations pertaining to the Preferred Stock, subject to applicable law, are set forth in Article V.

     B. COMMON STOCK: Except as set forth expressly in this Section B and to the fullest extent not otherwise required by applicable law, the Class A Common Stock and Class B Common Stock shall be identical in every respect.

         (i) DIVIDENDS: Subject to all of the rights of any Preferred Stock as to dividends, holders of shares of Class A Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, dividends at the rate per share of $0.02, per annum, as adjusted for stock splits, stock dividends, recapitalizations, and similar events, payable in preference and priority to any payment of any dividend on the Class B Common Stock of the Corporation (such preferential dividends, the "Class A Preferential Dividends"). The Class
     A Preferential Dividends shall not be cumulative, and no right to such dividends shall accrue to holders of Class A Common Stock unless declared by the Board of Directors. No dividends or other distributions shall be made with respect to the Class B Common Stock in any fiscal year, other than dividends payable solely in capital stock, until (a) the Class A Preferential Dividends have been paid to or declared and set apart upon all shares of Class A Common Stock during that fiscal year, and (b) such dividend is declared by the Board of Directors. All dividends other than the Class A Preferential Dividends shall be paid, when, as and if declared by the Board of Directors, at an equal per-share rate on all then-outstanding shares of Class A Common Stock and Class B Common Stock.

         (ii) VOTING: To the fullest extent not otherwise required by law, the holder of each share of Class A Common Stock issued and outstanding shall have one vote with respect to such share and the holder of each share of Class B Common Stock shall have ten (10) votes with respect to such share, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. Holders of Common Stock shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation. Pursuant to
     Section 242(c) of the General Corporation Law of Delaware, the number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, voting together as a single class.

         (iii) ALLOCATIONS OF PROCEEDS UPON LIQUIDATION: In the event of any liquidation, dissolution or winding up of the Corporation (a
     "Liquidation Event") the assets or funds of the Corporation legally available for distribution to its stockholders by reason of their ownership of the stock of the Corporation shall, subject to all of the rights of any Preferred Stock to receive assets of the Corporation upon a Liquidation Event, be distributed as follows: first, the holders of Common Stock shall be entitled to receive for each outstanding share of Common Stock then held by them an amount equal to all declared but unpaid dividends on such share; second, all remaining assets and funds of the Corporation legally available for distribution to stockholders by reason of their ownership of stock of the Corporation shall be distributed ratably among the holders of Common Stock in proportion to the number of shares of Common Stock held by them. For purposes of





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     this paragraph, a merger or consolidation of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up, unless the stockholders of the Corporation immediately prior to such transaction hold at least 50% of the outstanding voting equity securities of the surviving corporation in such merger, consolidation or sale of assets reorganization.

     C. ISSUANCES AND REPURCHASES OF COMMON STOCK: The Board of Directors shall have the power to issue and sell all or any part of any class of stock herein or hereafter authorized to such persons, firms, associations or corporations, and for such consideration as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. In addition, the Board of Directors shall have the power to purchase any class of stock herein or hereafter authorized from such persons, firms, associations or corporations, and for such consideration as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law."

     THIRD: The undersigned, Jon H. Wellman and Steven Purcell further verify that:

         A. This Amendment to Certificate of Incorporation has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law, as amended.

         B. Pursuant to a duly adopted resolution of the Board of Directors of the Company, a special meeting of the stockholders of the Company was duly called and held, upon notice in accordance with Section 222 of the Delaware General Corporation Law, as amended, at which meeting holders of at least sixty percent of the outstanding shares of Common Stock of the Company, constituting the only outstanding securities of the Company entitled to vote in respect of the amendment to the Certificate of Incorporation of the Company as set forth above, duly approved said amendment.

     THE UNDERSIGNED, being the President and Secretary, respectively, of American Business Information, Inc., do make this Amendment to Certificate of Incorporation, hereby declaring and certifying that this is an act and deed of the Company and that the facts herein stated are true, and accordingly have
hereunto set their hands this        day of October, 1997.


                                     ________________________________
                                     Jon H. Wellman,
                                     President


                                     ________________________________
                                     Steven Purcell,
                                     Secretary





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